UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 23, 2008

SPHERIX® INCORPORATED

(Exact name of registrant as specified in its charter)

Delaware	0-5576	52-0849320
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6430 Rockledge Drive, Suite 503, Bethesda, MD		20817
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code 301-897-2540

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 3 – Securities and Trading Markets.

Item 3.01.                             Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard;  Transfer of Listing.

On October 22, 2008, Spherix Incorporated received written notification from NASDAQ advising the Company that, because of the current instability in the financial markets, NASDAQ has suspended enforcement of the bid price and market value requirements for continued listing on its Global Market.  The suspension period will be in effect from October 16, 2008 through January 16, 2009.  The NASDAQ notice provides that all companies currently in a bid price or market value compliance period, such as Spherix, will not be subject to delisting during the suspension period and will be granted an extended compliance period.

On October 16, 2008, Spherix had 94 calendar days remaining in its compliance period for its bid price deficiency.  Upon reinstatement of the rules on January 19, 2008, Spherix will still have this number of days, or until April 23, 2009, to regain compliance.  The Company can achieve compliance at any time during either the suspension or the extended compliance period if the bid price of its common stock closes at $1.00 per share or more for a minimum of ten (10) consecutive business days.  If the Company does not regain compliance with this rule by April 23, 2009, NASDAQ will provide notice to the Company that its common stock will be delisted from NASDAQ and the Company will have an opportunity to appeal the determination.

Spherix will be holding a Special Meeting of Stockholders on November 17, 2008, to vote on a proposal to authorize a reverse split of the Company’s common stock within a range of 1:5 to 1:20.  If approved, the Board of Directors would then be granted the authority to determine, in its discretion, the actual ratio of the reverse stock split immediately prior to the effective date of the reverse stock split, and when and if such reverse stock split should be implemented.  The Board would have the authority to implement the reverse split at any time within 12 months of the Special Meeting of Stockholders.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Description
99.1	Press Release issued by October 23, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Spherix Incorporated
(Registrant)

By:

/s/ Claire Kruger
Claire Kruger
CEO

Date: October 23, 2008